Exhibit 99.1

Chief Executive Officer of Heritage Commerce Corp Steps Down and Former Chief Executive Officer to Rejoin Company

San Jose—March 15, 2021—Heritage Commerce Corp (Nasdaq:HTBK), the holding company (the “Company”) for Heritage Bank of Commerce (the “Bank”), today announced that on March 12, 2021, Keith Wilton retired as President and Chief Executive Officer of the Company and the Bank. Mr. Wilton has also retired as a director from the Company’s and the Bank’s Board of Directors. “The Board thanks Keith Wilton for his years of valuable service and we wish him the best as he enters retirement,” said Jack Conner, the Company’s Chairman of the Board.

The Company’s Board of Directors has appointed Walter Kaczmarek as the Company’s interim President and Chief Executive Officer. Mr. Kaczmarek will also hold those positions with the Bank. Mr. Kaczmarek is currently a member of the Board of Directors for the Company and the Bank. He has been a director since 2005. He previously served as the President and Chief Executive Officer of the Company and the Bank from 2005 until August 2019. Prior to joining the Company in 2005, Mr. Kaczmarek was an Executive Vice President of Comerica Bank and of Plaza Bank of Commerce from 1990. “We are pleased that our former Chief Executive Officer has agreed to step in on an interim basis and rejoin the Company,” added Mr. Conner.

Heritage Commerce Corp, a bank holding company established in October 1997, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose, CA with full-service branches in Danville, Fremont, Gilroy, Hollister, Livermore, Los Altos, Los Gatos, Morgan Hill, Palo Alto, Pleasanton, Redwood City, San Francisco, San Jose, San Mateo, San Rafael, Sunnyvale, and Walnut Creek. Heritage Bank of Commerce is an SBA Preferred Lender. Bay View Funding, a subsidiary of Heritage Bank of Commerce, is based in San Jose, CA and provides business-essential working capital factoring financing to various industries throughout the United States. For more information, please visit www.heritagecommercecorp.com.